Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

August 4, 2011

Alliance One International Reports Fiscal Year 2012 First Quarter Results

Morrisville, NC – August 4, 2011 – Alliance One International, Inc. (NYSE: AOI) today announced results for its first fiscal quarter ended June 30, 2011.

First Quarter Results

For the first quarter ended June 30, 2011, the Company reported net income of $1.3 million, or $0.02 per basic share, compared to net income last year of $13.8 million, or $0.16 per basic share.

Mark W. Kehaya, Chief Executive Officer, said “Our results for the first quarter were consistent with our internal estimates based on global oversupply and industry changes that reduced sales to two customers following their implementation of partial vertical integration strategies. We believe that we have now largely replaced these full service volumes, but the new sales are more heavily weighted to the back half of the fiscal year, which as anticipated, impacted the first quarter compared to last year. Based on current orders for the full year, we should achieve increased volumes, revenue and improved profitability from operations versus last year.

“Farmer plantings in the southern hemisphere are beginning, and while it is early, it appears that certain markets that overproduced recent crops may reduce planting this year following lower prices paid for green tobacco. Combined with higher prices for competing food and grain crops today and anticipated for next year, the oversupply trend may be entering a corrective phase. We continue to focus on meeting our customers’ orders in a disciplined manner.

Mr. Kehaya concluded, “Our restructuring and efficiency initiatives are beginning to make a difference. During the quarter we reduced our overhead costs to $35 million, which included $1.2 million in monitor costs. We expect increasing benefits from the initiatives to become more apparent in the second half of this fiscal year and into next year.”

J. Pieter Sikkel, President, remarked, “We are deploying capital and eliminating costs, based on where our customers see value, to drive improved operating performance. Key initiatives to transform our business are on track and we are receiving positive feedback from our customers, as well as increased orders. AOI’s team is excited about the future prospects for our business, and we are driving hard to deliver our plan. Industry conditions remain challenging and dynamic, while our focus, planning and execution are leading to significant operating enhancements, which should translate to improved long term shareholder value.”

Performance Summary for the First Fiscal Quarter Ended June 30, 2011

As anticipated, sales and other operating revenues decreased 26.4% to $361.6 million primarily due to industry changes that have shifted customer sales volumes and timing related to tobacco produced in the southern hemisphere, as well as opportunistic sales in the prior year that did not recur. Gross profit as a percentage of sales decreased from 16.3% last year to 15.6% this year, mainly driven by product mix, global industry oversupply and U.S. dollar devaluation versus some foreign currencies in which we have operating costs. Efficiency initiatives resulted in a 6.2% decrease in selling, administrative and general expenses to $35.0 million that included independent monitor costs of $1.2 million. As expected, lower sales and margins decreased operating income to $23.8 million. Income taxes were a $1.9 million benefit this year driven by a specific event adjustment benefit related to liabilities for unrecognized tax benefits and net foreign exchange gains on income tax accounts versus a $4.8 million expense last year.

South America Region

In line with our forecast, tobacco revenues decreased $121.1 million primarily due to reduced quantities sold and lower average selling prices. The decrease in volume is mainly attributable to industry changes that modified sales timing and volume by customer, while the decrease in average selling price is mainly due to lower green costs for the current crop that have been passed on to the customer. Last year’s crop size was smaller than normal due to weather, and the current crop is larger than typical but a lower quality. As a result, green costs decreased even though the Brazilian Real, the primary foreign currency impacting the region, appreciated. Partially offsetting reduced tobacco revenues were $13.2 million of increased processing and other revenues driven by long-term processing agreements with Philip Morris International (“PMI”) and Japan Tobacco International (“JTI”) that began this year. Gross profit decreased $4.5 million; however, gross margin as a percentage of sales increased 5.6% compared to last year, mainly due to product mix, foreign exchange hedging gains and recoveries of prior unrecovered tobacco supplier advances following the larger crop this year.

Other Regions

Consistent with our expectations, tobacco revenues decreased $22.0 million primarily due to reduced quantities sold and partially offset by an increase in average sales prices, while processing and other revenues increased slightly by $0.5 million. Decreased revenues were due to reduced opportunistic sales and shipment delays from Asia, which should occur next quarter. Partially offsetting these decreases were higher sales from Africa that had been delayed due to congestion and other logistical issues at the Beira port. Average selling prices improved this year, mainly due to product mix, as lower priced byproducts were a smaller percentage of sales this year. Gross profits decreased $19.3 million and gross margin as a percentage of sales decreased as well. Gross profit percentage decreases were attributable to continued pressures from global oversupply, product mix, losses on derivative financial instruments and the exchange rate impact on foreign currency denominated operating costs.

Liquidity and Capital Resources

As of June 30, 2011, available credit lines and cash remained well positioned at $780.7 million, comprised of $70.4 million in cash and $710.3 million of credit lines, of which $9.3 million was exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Effective June 30, 2011, the Company did not achieve the necessary fixed charge ratio under the 10% senior notes indenture to access the restricted payments basket for the purchase of common stock and other actions under that basket. From time to time the Company may not meet the ratio to utilize this basket.

Fiscal Year 2012, First Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its first fiscal quarter ended June 30, 2011, on August 5, 2011 at 8:00 A.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit http://www.aointl.com/ fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, August 5th through 11:00 A.M. August 10th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 2450795.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

	Three Months Ended June 30,
(in thousands, except per share data)	2011	2010

Sales and other operating revenues	$ 361,564	$490,956
Cost of goods and services sold	305,316	410,938
Gross profit	56,248	80,018
Selling, administrative and general expenses	34,955	37,274
Other income	3,230	1,602
Restructuring charges	769	-
Operating income	23,754	44,346
Debt retirement expense	-	932
Interest expense (includes debt amortization of $2,850 and $2,221 for the three months in 2011 and 2010, respectively)	25,776	26,736
Interest income	1,491	1,983
Income (loss) before income taxes and other items	(531)	18,661
Income tax expense (benefit)	(1,881)	4,830
Equity in net income of investee companies	-	-
Net income	1,350	13,831
Less: Net income attributable to noncontrolling interests	29	9
Net income attributable to Alliance One International, Inc.	$ 1,321	$ 13,822

Earnings per share:
Basic	$ .02	$ .16
Diluted	$ .02	$ .13

Weighted average number of shares outstanding:
Basic	86,812	88,961
Diluted	110,082	112,292